Exhibit 10.16
EXECUTION VERSION
SOCIAL FINANCE, INC.
Letterman Digital Arts Center
One Letterman Drive, Building A
Suite 4700
San Francisco, CA 94129
February 26, 2018
Mr. Anthony Noto
Re: Amended & Restated Offer of Employment
Sent via email:
Dear Mr. Noto
Social Finance, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment with the Company on the terms described below. As further set forth in Section 12 hereof, this offer letter amends, restates and supersedes in its entirety your offer letter dated January 23, 2018, with the Company.
1.    Position.  You started in a full-time position as Chief Executive Officer on February 26, 2018 (your "Start Date"). You will report directly to the Board of Directors and all officers and employees of the Company will report directly or indirectly to you. You will serve as a member of the Company's Board of Directors while you are employed by the Company as Chief Executive Officer and you agree that you will automatically resign from the Board of Directors without further action on termination of your employment as Chief Executive Officer with the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.    Compensation and Employee Benefits.  You will be paid a starting salary of $600,000 per year, payable on the Company's regular payroll dates. As a senior executive officer and regular employee of the Company, you will be eligible to participate in a number of Company- sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover and which will be commensurate with those of the Company's other senior executive officers.
In addition to the above, while you are employed at the Company, you will receive an annual incentive bonus based on Company performance metrics to be reasonably agreed upon by you and the Company, with a target of 100 percent of your annual base salary and a cap of 200 percent of your annual base salary. The confirmation of the criteria for evaluation of individual and Company performance and the amount of the annual incentive bonus will be decided upon by the Compensation Committee of the Board of Directors, and will be based on a combination of your individual performance and Company performance. The Compensation Committee of the Board of Directors will set the relevant metrics within 45 days of the Start Date and confirm achievement of those metrics within 45 days of the end of the relevant performance period. For the year of your Start Date, bonus achievement will, in no event, be deemed achieved at any level less than 100%.
3.    Stock Options and Restricted Stock.  You will be granted an option to purchase 3,000,000 shares of the Company's common stock at the current 409A value which will not be more than $10.78 per share (such option, the First Option"). The vesting commencement date for the option will be your Start Date. You will vest in 20% of the option shares on the 12-month anniversary of your vesting commencement date, and 1/60th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company's Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company's common stock.
In addition, you will be granted an option to purchase 3,700,000 shares of the Company's common stock with an exercise price of $17.18 per share which is the price per share of the Company's Series G equity raise (such option, the "Second Option"). The vesting commencement date for the options will be your Start Date. You will vest in 20% of the option shares on the 12 month anniversary of your vesting commencement date, and 1/60th of the total option shares will vest in monthly installments thereafter during continuous service, as defined in the applicable stock option agreement.
Both the First Option and the Second Option shall be subject to the terms and conditions of the Company's standard form of award agreement applicable to options granted to the Company's other senior executive officers under the Company's 2011 Stock Plan, as amended (the "Plan"), as described in the Plan and the applicable stock option agreement, which you will be required to sign. Notwithstanding anything in the Company's standard form of award agreement or the Plan to the contrary, however, all of your option grants (including, but not limited to, the First Option and the Second Option) will provide for: (i) a 10-year expiration date, (ii) the acceleration of vesting described in Section 5 below (and remaining outstanding in the entirety (including the unvested and unexercisable portion) for three months following the termination of your employment to the extent required to permit such acceleration of vesting or until the earlier expiration of the award); (iii) immediate exercisability in full, subject to a right of the Company to repurchase any then-unvested shares (to the extent no longer eligible to vest) at no less than the original exercise price within 90 days after the vesting is no longer possible; (iv) exercisability as to then-vested shares under the options for the longer of three years following the termination of your service for any reason other than termination for Cause as defined in Section 5 below, (in which case you will have 90 days after termination of employment to exercise then-vested shares), and such period post-termination that may apply to the Company's other senior executives or employee population generally (but not exceeding the 10-year expiration date); and (v) net exercisability, at your election, to cover the aggregate exercise price, taxes and withholding due upon exercise (such that you will not be required to make any cash payment in connection with the exercise of your option to cover the aggregate amount of taxes and withholding (if any) due upon exercise of the option).

Separately, you will be granted 3,500,000 restricted stock units ("RSUs"). You will vest in 20% of the RSUs on the 12-month anniversary of your vesting commencement date, which shall be your Start Date, and 1/60th of the total RSUs will vest in monthly installments thereafter during continuous service, as described in the applicable RSU agreement. The RSU grant will be subject to the terms and conditions of the Company's standard form of award agreement applicable to RSUs granted to the Company's other senior executive officers granted under the Plan, as described therein and in the applicable RSU agreement, which you will be required to sign. Notwithstanding anything in the Company's standard form of award agreement or the Plan to the contrary, however, your RSU agreement will provide for: (i) the acceleration of vesting described below (and remaining outstanding in the entirety (including the unvested and unsettled portion) for three months following the termination of your employment to the extent required to permit such acceleration of vesting or until the earlier expiration of the award), (ii) settlement of the shares corresponding to each vesting tranche of your RSUs within 30 days of the applicable vesting date, and (iii) net settlement, at your election, to cover the aggregate taxes and withholding due upon settlement (such that you will not be required to make any cash payment in connection with the settlement of your RSUs).
Notwithstanding anything in the Plan or the Company's standard forms of award agreements thereunder, if any of your then-outstanding equity incentives (including, without limitation, the First Option, the Second Option, and the RSUs) would be cancelled for no consideration in connection with a Change of Control (as defined in the Plan), such equity incentives will be deemed vested in full and will be settled for shares or automatically exercised, as applicable, immediately prior to the consummation of the transaction (with any performance- based vesting conditions deemed to have been met at maximum achievement levels).
The equity awards described in this Section 3 will be granted to you promptly following your Start Date and prior to any increase in the Company's 409A value. In the event of any stock split, extraordinary dividend, or similar transaction, including if prior to the relevant grant date(s), all of the equity incentives in this Section 3 shall be appropriately and equitably adjusted.
4.    Pro-Rata Participation Right.  For so long as you remain employed by the Company, the Company will give you the right to purchase, on the same terms as apply to other purchasers, in each Company financing and offering (including any public offering), up to that number of shares, or number or amount of other securities, such that, assuming maximum participation in each transaction, your percentage ownership of the Company's fully diluted capitalization (including shares issuable upon conversion, exercise and/or settlement of all Company securities then outstanding and shares reserved for issuance under all Company equity incentive plans then in existence) would be no less after the final closing of such transaction than your percentage ownership was as of immediately before the initial closing of such transaction.
5.    Severance.
If at any time you are subject to a Qualifying Termination (as defined below), then (i) the Company or its successor (as applicable) shall pay you a lump-sum cash payment on the Company's first regular payroll date following your termination date equal to the sum of (a) twelve months of your base salary and (b) 100% of your annual bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment, (ii) you will continue to receive health, dental, and vision coverage under the Company's group insurance benefits (including your covered dependents) at no cost to you for 12 months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding your termination or, if applicable, immediately preceding the event that first gave rise to Good Reason, and (iii) you will receive vesting acceleration of each of your then-outstanding Company equity incentives (including, but not limited to, the First Option, Second Option, and RSUs) as if you had remained in continuous service to the Company for an additional 12 months following your actual termination date and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of your employment, with such acceleration effective as of immediately prior to the termination of your employment.
If you experience a Qualifying Termination at any time after, or within three months prior to, a Change of Control, then, Company or its successor (as applicable) shall pay you, in lieu of the benefits described in the paragraph immediately above, a lump-sum cash payment on the Company's first regular payroll date following your termination date equal to the sum of (i) of (a) 18 months of your base salary and (b) 150% of your annual bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment, (ii) you will continue to receive health, dental, and vision coverage under the Company's group insurance benefits (including your covered dependents) at no cost to you for 18 months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding your termination or, if applicable, immediately preceding the event that first gave rise to Good Reason, and (iii) 100% of your then-outstanding equity incentives (including, but not limited to, the First Option, Second Option, and RSUs) shall accelerate (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of your Qualifying Termination (as defined below) and the Company's Change of Control (as defined below).
For purposes of this letter, the following definitions shall apply:
"Cause" shall mean (i) your commission of any act of fraud, embezzlement, material dishonesty or other willful and material misconduct that has caused material injury to the Company, (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any party to whom you owe an obligation of nondisclosure due to your relationship with the Company, which unauthorized use or disclosure has caused material injury to the Company, or (iii) your material breach of any of your obligations under any written agreement or covenant with the Company, provided that such material breach shall not constitute Cause unless you have first received notice of the breach and failed reasonably to cure the material breach (to the extent curable) within 30 days of such notice.
"Change of Control" shall have the meaning given to that term in the Plan, provided, however, that solely for purposes of the benefits described in this letter, the occurrence of "all" in clause (iii) of the Plan's definition of "Change of Control" shall be replaced with "a majority" and provided, furthermore, that a Change of Control shall not include any transaction or series of related transactions by which SoftBank or the SoftBank Vision Fund (inclusive of any successor or any affiliate under common control with, or controlled by, SoftBank or the SoftBank Vision Fund, collectively, "SoftBank") comes to hold a majority of the voting interests of the Company's capital stock without purchasing any shares thereof (this date, the "SoftBank Acquisition Date"), but notwithstanding this proviso, a Change of Control shall be still be deemed to occur on or after the SoftBank Acquisition Date if and when (x) a majority of the Board ceases to consist of directors who are not affiliates of SoftBank and were not nominated by SoftBank or any affiliate of SoftBank, (y) any of the Company's governing documents (including its charter, bylaws, voting agreement, and similar agreement) are materially amended without your prior written consent and/or (z) SoftBank's ownership of a majority of the voting interests has continued for a period of six months after the SoftBank Acquisition Date.
"Good Reason" shall mean the occurrence of any of the following conditions without your written consent, provided that the below clauses (I), (II) and (III) are satisfied (as applicable): (i) a reduction to a level of 10% or more off the maximum base salary that you have received from the Company at any time (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers), (ii) a material reduction in your title, authority, duties and/or responsibilities, (iii) not becoming or remaining the Chief Executive Officer of the acquirer, or if the acquirer is a subsidiary of another company, Chief Executive Officer of the ultimate parent company of the acquirer, (iv) not becoming or remaining a member of the Company's Board of Directors, (v) a material breach by the Company of any agreement then in effect between you and the Company, or (vi) the Company requiring you to relocate to a facility or location more than 50 miles away from the location at which you were working immediately prior to the required relocation, in each of the foregoing cases (i) through (vi), if and only if (I) you provide the Company's board of directors written notice of such condition within 60 days following the latest occurrence thereof, (II) if such condition is curable, either the Company fails to cure such condition within 30 days following your delivery of the written notice to the Company's board of directors or a representative of the Company duly authorized by the Company's board of directors provides you earlier written notice that the Company does not intend to cure such condition and (III) you resign from your employment with the Company, or the Company terminates your employment without Cause, within 10 days following your delivery of the written notice to the Company's board of directors, if such condition is incurable, or following the expiration of such 30-day cure period or the provision of the written notice that the Company does not intend to cure such condition, if such condition is curable.
"Qualifying Termination" shall mean termination of your employment by the Company without Cause (as defined above ) or by you for Good Reason (as defined above ).
For purposes of the definitions in this Section 5, "Company" shall include any affiliate of the Company or its successor who is then employing you.
6.    Confidential Information and Invention Assignment Agreement.  Like all Company employees, you have been required, as a condition of your employment with the Company, to sign the Company's standard Confidential Information and Invention Assignment Agreement, which is enclosed herewith as Attachment A.

7.    Employment Relationship.  Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time consistent with this offer letter, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chairman of the Board of Directors. This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets.
8.    Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Board of Directors of the Company, except that you shall be permitted to serve on the boards of directors (and any committees thereof) of up to two for-profit companies, to serve on any number of boards of directors or trustees (and any committees thereof) of nonprofit organizations and to additionally engage in those activities set forth on Attachment B enclosed herewith, in each of the foregoing cases, so long as the Board of Directors determines that such commitments, in the aggregate, do not materially interfere with your duties and responsibilities to the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company, provided, however, that those activities set forth on Attachment B enclosed herewith shall be permitted and shall not violate this letter agreement.
9.    Withholding Taxes.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
10.    Section 409A.  To the extent that any provision of this letter is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this letter (or referenced herein), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
11.    Indemnification Agreement.  Concurrently with the execution of your original offer letter dated January 23, 2018, you and the Company entered into the Company's standard Indemnification Agreement applicable to the Company's executive officers, which Indemnification Agreement is enclosed herewith as Attachment C and which shall at all times, beginning on your Start Date, be covered by a director/officer insurance policy maintained by the Company for the benefit of, and at a level of coverage commensurate with that of, the Company's similarly situated directors and officers.
12.    Entire Agreement.  This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including that certain employment offer letter dated January 23, 2018, by and between you and the Company.
13.    Attorneys' Fees.  The Company shall pay the aggregate amount of your reasonable attorneys' fees in connection with the negotiation and preparation of this letter and the attachments, agreements and other documents referenced herein between you and the Company, provided, however, that you or your attorneys shall notify the Company as soon as reasonably practicable after the aggregate amount of such fees theretofore incurred first equals or exceeds $20,000.
14.    Background Check.  We are extending this offer contingent upon successful completion of our routine background and reference check. More information and consent to the background check will be provided in a separate letter.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention and Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This amended and restated offer, if not accepted, will expire at the close of business on March 1, 2018; otherwise, this amended and restated offer will be effective as of your Start Date.

Very truly yours,

SOCIAL FINANCE, INC.

By:	/s/ Tom Hutton

Name: Tom Hutton

Title: Interim Chief Executive Officer and Chairman of the Board of Directors

ACCEPTED AND AGREED:

ANTHONY NOTO

/s/ Anthony Noto
(Signature)

Date
Start Date: February 26, 2018
Exhibit A: Confidential Information and Invention Assignment Agreement
Exhibit B: Permitted Outside Activities
Exhibit C: Indemnification Agreement

EXECUTION VERSION
ATTACHMENT A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
(Separately attached.)